Exhibit 10.55
SUMMARY OF COMPENSATION ARRANGEMENTS
WITH NAMED EXECUTIVE OFFICERS
(As of September 8, 2006)
The following summarizes the current cash compensation and benefits received by the Company’s Chief Executive Officer and the other officers who will be named in the Summary Compensation Table in the proxy statement for the Company’s upcoming Annual Meeting of Stockholders (the “Named Executive Officers”). Stephen F. Smith and James E. Lankford, who were considered executive officers for a portion of fiscal 2006, will be included in the Summary Compensation Table and are included as Named Executive Officers. Although Messrs. Smith and Lankford still hold their offices, as of May 12, 2006 it was determined that they did not actually perform policy making functions and should no longer be deemed executive officers for purposes of filings under the Securities Exchange Act of 1934. However, for the sole purpose of the Proxy Statement, each of Messrs. Smith and Lankford is still considered to be a Named Executive Officer of the Company, as required by SEC regulations.
This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.
The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation and Stock Option Committee of the Board (the “Committee”) reviews and determines the salaries that are paid to the Company’s executive officers, including the Named Executive Officers. The current base salaries of the Named Executive Officers are as follows:

Richard J. Schnieders	$1,075,000
Chairman of the Board, Chief Executive Officer and President

John K. Stubblefield, Jr.	$590,000
Executive Vice President, Finance and Chief Financial Officer

Larry J. Accardi	$555,000
Executive Vice President, Contract Sales; and President, Specialty Distribution Companies

Kenneth F. Spitler	$555,000
Executive Vice President; and President of North American Foodservice Operations

Larry G. Pulliam	$520,000
Executive Vice President, Merchandising Services

Stephen F. Smith	$460,000
Senior Vice President, Foodservice Operations

James E. Lankford	$470,000
Senior Vice President, Foodservice Operations
The Named Executive Officers are also eligible to participate in the Company’s executive and regular benefit plans and programs, as described below. All executive benefit plans and agreements are filed as exhibits to the Company’s Exchange Act filings. Information regarding these plans and agreements, as well as compensation paid or earned during fiscal 2006, will be included in the Company’s 2006 Proxy Statement.
Management Incentive Plan
The Named Executive Officers are eligible to receive an annual incentive bonus under the SYSCO Corporation Management Incentive Plan (the “MIP”). For fiscal 2007 and later years, participants will receive an automatic 28% stock match of their MIP bonus, if any.

Supplemental Performance-Based Bonus Plan
For fiscal 2007, the Named Executive Officers are eligible to participate in a Supplemental Performance-Based Bonus Plan which may result in up to a 25% upward or downward adjustment to the amount of any annual incentive bonus earned under the MIP.
Deferred Compensation Election
MIP participants, including the Named Executive Officers, may defer up to 40% of their annual cash incentive bonus under the Executive Deferred Compensation Plan (“EDCP”). They may also elect to defer all or a portion of their salary under the EDCP. For deferrals of up to 20% of the annual cash incentive bonus (including amounts under the MIP and the Supplemental Performance-Based Bonus Plan), the EDCP provides for SYSCO to credit the participant’s deferred compensation account in an amount equal to 15% of the amount deferred for a maximum potential Company match of 3% of the bonus amount.
Stock Options
The Named Executive Officers are eligible to receive options under SYSCO’s stock option plans, including the 2004 Stock Option Plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant.
Long-Term Incentive Cash Plan
The Named Executive Officers are eligible to participate in the SYSCO Corporation 2004 Long-Term Incentive Cash Plan.
Supplemental Executive Retirement Plan
MIP participants, including the Named Executive Officers, are also eligible to participate in a Supplemental Executive Retirement Plan (the “SERP”).
Severance Agreements
Certain of the Named Executive Officers have Severance Agreements with the Company.
Other Benefits
The Named Executive Officers also participate in SYSCO’s regular employee benefit programs, which include a defined benefit retirement plan, a 401(k) plan with Company match, group medical and dental coverage, group life insurance and other group benefit plans. They are also provided with additional life insurance benefits, as well as long-term disability coverage.